SHAREHOLDER RESPONSE SUMMARY REPORT
                                  PROXY RESULTS
                     THE HOMESTATE SELECT OPPORTUNITIES FUND
                                 August 25, 1998

                       No. of Shares    % of Outstanding  % of Shares
                                            Shares          Present
1. To change the Fund's investment objective to companies principally engaged in the banking and financial services industry.

Affirmative             525,723.785        40.585%         55.140%
Against                  17,659.397         1.363%          1.852%
Abstain                  12,271.293         0.947%          1.287%
Broker Non-votes        397,776.000        30.708%         41.721%

TOTAL                   953,430.475        73.603%        100.000%

2. To modify the Fund's fundamental restriction on concentration to provide that the Fund may not invest more than 25% of total assets in any one industry, except that the Fund shall, under normal conditions invest not less than 25% of its total assets in securities of companies principally engaged in the banking industry and not less than 25% of its total assets in securities of companies principally engaged in the financial services industry.

Affirmative            531,100.535        41.000%         55.704%
Against                 14,996.218         1.158%          1.573%
Abstain                  9,557.722         0.737%          1.002%
Broker Non-votes       397,776.000        30.708%         41.721%

TOTAL                  953,430.475        73.603%        100.000%

3. To modify the fundamental restriction on portfolio diversification to provide that the Fund may not invest more than 5% of the value of its assets in the equity or debt of one issuer (other than obligations issued or guaranteed by the United States Government).

Affirmative            537,579.110        41.500%         56.384%
Against                 10,829.902         0.836%          1.136%
Abstain                  7,245.463         0.559%          0.760%
Broker Non-votes       397,776.000        30.708%         41.721%

TOTAL                  953,430.475        73.603%        100.000%

4. To change  the name of the Fund to  "HomeState  Select  Banking  and  Finance
Fund."

Affirmative            923,743.325         71.311%          96.886%
Against                 16,828.382          1.299%           1.765%
Abstain                 12,858.768          0.993%           1.349%

TOTAL                  953,430.475         73.603%         100.000%